EXHIBIT (a)(1)(E)

DAKOTA GROWERS PASTA COMPANY, INC.

OFFER TO PURCHASE FOR CASH
UP TO 3,920,000 SHARES
OF ITS COMMON STOCK, PAR VALUE $0.01 PER SHARE, AT $10.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., MINNEAPOLIS TIME, ON                   , 2007, UNLESS THE OFFER IS EXTENDED.

To our Clients:

Enclosed for your consideration are the Offer to Purchase, dated                   , 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) setting forth an offer by Dakota Growers Pasta Company, Inc., a North Dakota corporation (“Dakota Growers Pasta Company”), to purchase up to 3,920,000 shares of its common stock, $0.01 par value (the “Shares”), at a price of $10.00 per Share, net to the seller in cash, without interest (the “Purchase Price”), upon the terms and subject to the conditions of the Offer. Also enclosed herewith is certain other material related to the Offer, including a letter to shareholders from Timothy J. Dodd, President and Chief Executive Officer.

Dakota Growers Pasta Company will purchase all Shares properly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

The Purchase Price will be paid in cash with respect to all Shares purchased without interest.

All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned at Dakota Growers Pasta Company’s expense as promptly as practicable following the Expiration Date (as defined in the Offer to Purchase).

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. AS SUCH, A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is invited to the following:

1.      All Shares purchased by Dakota Growers Pasta Company in the Offer will be purchased at $10.00 per share net to the seller in cash without interest and less any required withholding of taxes, upon the terms, and subject to the conditions set forth, in the Offer.

2.      The Offer is for up to 3,920,000 Shares. Dakota Growers Pasta Company reserves the right, in its sole discretion, to purchase more than 3,920,000 Shares pursuant to the Offer.

3.      As described in the Offer to Purchase, if more than 3,920,000 Shares have been validly tendered and not withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, Dakota Growers Pasta Company intends to buy no more than 3,920,000 Shares in accordance with the following priority:  first, Dakota Growers Pasta Company will buy all tendered

Shares from shareholders that own less than 1,000 Shares; second, Dakota Growers Pasta Company will buy the greater of 1,000 Shares or 29.8% of a tendering shareholders’ total ownership; and third, if more Shares are tendered than Dakota Growers Pasta Company can purchase while satisfying the first two criteria, Dakota Growers Pasta Company will purchase Shares on a pro rata basis. See Section 1 of the Offer to Purchase for a more detailed description. If the Offer is undersubscribed because less than 3,920,000 Shares are tendered, Dakota Growers Pasta Company will purchase all Shares tendered.

4.      The Offer and withdrawal rights (as described in the Offer to Purchase) will expire at 9:00 a.m., Minneapolis time, on                   , 2007, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf.

5.      Tendering shareholders who hold their shares directly will not be obligated to pay any brokerage commissions or solicitation fees on the purchase by Dakota Growers Pasta Company of Shares in the Offer. If you hold your shares with your broker or bank, we urge you to consult with your broker or bank to determine whether service charges or other fees are applicable. Any stock transfer taxes applicable to the purchase of Shares by Dakota Growers Pasta Company pursuant to the Offer will be paid by Dakota Growers Pasta Company, not including any shareholder’s federal income tax withholding if required.

Dakota Growers Pasta Company’s board of directors has approved the Offer in connection with the sale of securities to MVC and La Bella Holdings as described in the Offer to Purchase. However, neither Dakota Growers Pasta Company nor its board of directors makes any recommendation to shareholders as to whether to tender or refrain from tendering shares. Shareholders must make their own decision whether to tender shares and, if so, how many shares to tender. Dakota Growers Pasta Company’s directors and executive officers have not made any final decisions whether they will tender shares, although some have indicated that they are considering tendering a portion of their shares in the Offer. MVC, Dakota Growers Pasta Company’s largest shareholder, has advised Dakota Growers Pasta Company that it will not tender shares in the Offer.

If you wish to have us tender any or all of your Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

The Offer is being made to all holders of Shares. Dakota Growers Pasta Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If Dakota Growers Pasta Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, Dakota Growers Pasta Company will make a good faith effort to comply with such law. If, after such good faith effort, Dakota Growers Pasta Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

INSTRUCTION FORM
WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH UP TO 3,920,000 SHARES
OF COMMON STOCK OF DAKOTA GROWERS PASTA COMPANY, INC.
AT $10.00 PER SHARE

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated                   , 2007, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Dakota Growers Pasta Company, Inc. (“Dakota Growers Pasta Company”) to purchase up to 3,920,000 shares of its common stock, $0.01 par value (the “Shares”), at a price of $10.00 per Share net to the seller, in cash, without interest, upon the terms and subject to the conditions of the Offer.

This will instruct you, the holder of record, to tender to Dakota Growers Pasta Company the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

SHARES TENDERED

Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

☐	If fewer than all Shares are to be tendered, please check the box at left and indicate below the aggregate number of Shares to be tendered by us.
Shares

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF TENDERING SHAREHOLDERS. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

Sign Here:

SIGNATURE(S)
Name(s):

(PLEASE PRINT NAME(S))
Address(es):

(INCLUDE ZIP CODE)

Dated:                   , 2007

(TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER(S)): ______________________________